UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2023

4FRONT VENTURES CORP.

(Exact name of registrant as specified in its charter)

British Columbia	000-56075	83-4168417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5060 N. 40th Street, Suite 120

Phoenix, Arizona 85018

(Address of principal executive offices including zip code)

(602) 633-3067

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Subordinate Voting Shares, no par value	FFNTF	OTCQX
	FFNT	CSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 14, 2023, the Board of Directors (the “Board”) of 4Front Ventures Corp. (the “Company”) appointed Kristopher Krane as a member of the Board, filling the casual vacancy created by the departure of Kathi Lentzsch.

Mr. Krane, age 44, has spent the last two decades working to advance the cannabis industry and movement. He is a regulatory and business strategist and frequent speaker at cannabis conferences and events around the world. Mr. Krane has served as Associate Director of the National Organization for the Reform of Marijuana Laws (“NORML”), Executive Director of Students for Sensible Drug Policy, and Vice-Chair and Chair of the National Cannabis Industry Association Board of Directors. From 2011 through 2021, he served as President of the Company, where he was instrumental in the Company’s formation, success, and development. Mr. Krane currently serves as Director of Cannabis Development for KCSA Strategic Communications, a leading public relations and investor relations firm, and CEO of Kranewreck Enterprises, a strategic consultancy firm helping small cannabis operators grow their business.

Mr. Krane was appointed to serve as director of the Board until the Company’s 2023 annual meeting of stockholders, and will serve until his successor is elected and qualified or until his earlier resignation or removal.

There are no arrangements or understandings between Mr. Krane and any other persons pursuant to which he was appointed as a director. Mr. Krane does not have any family relationships with any of the Company’s directors or executive officers.

Between June 2021 and February 2023, Mr. Krane served as a consultant to the Company under a consulting agreement (“Consulting Agreement”). Certain provisions of the Consulting Agreement survived termination, including his obligation to assist the Company in its efforts to recover approximately $30 million in payments from certain legacy clients, and his entitlement to receive 5 percent of the Company’s recovery from those clients. The Company’s efforts to recover the outstanding amounts are ongoing, and it is unclear at this time what amount, if any, the Company will ultimately recover. Other than the Consulting Agreement, there are no transactions and no proposed transactions between Mr. Krane and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Krane was not initially appointed to serve on any committees of the Board. Furthermore, until Mr. Krane is approved by state regulators, he will be recused from decisions regarding operations and strategic planning, capital allocations, acquisitions, and divestments concerning assets in states where director approval is required.

Mr. Krane will receive compensation for his service as a non-employee director consistent with that of the Company’s other non-employee directors, including an annual cash retainer of $65,000, plus additional cash compensation if appointed to a Board committee, in addition to any annual equity grants awarded to Board members in the future.

Mr. Krane will enter into the Company’s standard form of director indemnification agreement, pursuant to which the Company will indemnify him for certain actions taken in his capacity as director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	4FRONT	VENTURES CORP.

Date: March 20, 2023		/s/ Leonid Gontmakher
Leonid Gontmakher
Chief Executive Officer